EXHIBIT 10.2
SEVERANCE AGREEMENT
          This Severance Agreement (the “Agreement”), entered into effective July 8, 2008, is between American Pacific Corporation, a Delaware corporation having its principal place of business at 3883 Howard Hughes Parkway, Suite 700, Las Vegas, Nevada 89169 (the “Company”), and Dana M. Kelley, an individual residing at the address set forth below her signature at the end of this Agreement and currently the Company’s Vice President, Chief Financial Officer and Treasurer (“Executive”) (collectively, “the parties”).
      1. Severance Benefits
          Unless Executive’s employment is terminated for Cause or by death or Disability (as defined below), if the Company terminates Executive’s employment:
          (a) The Company, in an attempt to ease Executive’s transition, and upon receipt of a mutually satisfactory release of potential claims against the Company, shall pay Executive all compensation due and owing through the last day actually worked, and shall continue to pay to Executive, in accordance with the Company’s then effective payroll practices, Executive’s then effective base salary (but not any employee benefits), less applicable withholding, for a period of three (3) years from the date the employment relationship with the Company terminates (the “Termination Date”); provided, however, that such payments by the Company shall be offset, during the third year following the Termination Date, by income paid to Executive by another employer other than the Company, which income Executive shall promptly report to the Company. For the avoidance of doubt, for purposes of this Section 1(a), base salary shall not include any perquisites or similar benefits provided to Executive prior to the Termination Date, including, without limitation, any automobile allowance, club membership or right to use aircraft otherwise provided by the Company for the use by the Company’s executives.
          (b) If Executive elects to convert her Company group health coverage under COBRA, the Company will pay Executive’s COBRA premiums until the earlier of (1) the eighteenth (18th) month anniversary of the Termination Date or (2) Executive becomes covered by another employer’s group health plans.
          (c) All shares of restricted stock granted to Executive, all unexercised options to purchase Company common stock and any other equity awards of the Company, in each case that are unvested at the time of such termination of employment of Executive, shall become, immediately prior to the Termination Date, fully vested and, as applicable, exercisable.
          (d) The payments and benefits described in this Section 1 shall be conditioned upon Executive’s continued compliance with the material obligations described in this Agreement. Should Executive violate any such obligations, as determined by the Company in good faith, all further payment obligations shall cease.
     2. Other Terminations
          (a) Termination by Company for Cause. At any time, and without prior notice, the Company may terminate Executive’s employment for Cause (as defined below). In such case, the Company shall pay Executive all compensation then due and owing; thereafter, all of the Company’s obligations under this Agreement shall cease. Termination for “Cause” shall mean termination of Executive’s employment because of Executive’s (i) involvement in fraud, misappropriation or embezzlement related to the business or property of the Company and/or its subsidiaries or affiliates; (ii) conviction for, or guilty or “no contest” plea to, a felony; and/or (iii) a pattern of failure to substantially perform her duties to the Company, provided, however, that if such Cause is reasonably curable, the Company shall not terminate Executive’s employment unless the Company first gives notice of its intention to terminate and the grounds of such termination, and Executive has not, within thirty (30) days following receipt of such notice, cured such Cause, to the satisfaction of the Company.
          (b) Termination by Executive. At any time, Executive may terminate her employment with the Company for any reason, for any or no reason, by providing the Company thirty (30) days’ advance written notice. The Company shall have the option, in its complete discretion, to make such termination of employment effective at any time prior to the end of such notice period, provided that the Company pays Executive all compensation due and owing through the last day actually worked, plus an amount equal to the then effective base salary, less applicable withholding, Executive would have earned through the balance of the above notice period; thereafter, all of the Company’s obligations under this Agreement shall cease.
          (c) Termination by Death. If Executive shall die while still an employee of the Company, Executive’s employment with the Company shall be deemed to have terminated upon the date of death of Executive. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, compensation then due and owing as of the date of death, and shall continue to pay Executive’s salary and benefits (to the extent consistent with the terms of the relevant benefit plan), through the second full month after Executive’s death. As of the date of death, all unvested stock options or other equity awards granted to Executive to the date of death shall become fully vested and, as applicable, exercisable, and may be exercised by the appropriate representative of Executive’s estate. Thereafter, all obligations of the Company under this Agreement shall cease. Nothing in this Section 2(c) shall affect any entitlement of Executive’s heirs to the benefits of any life insurance, vested funds in plans governed by provisions of state or federal laws, including but not limited to 401(k), deferred compensation, pension, or other similar employee benefit plans.
          (d) Termination by Disability. If, in the sole opinion of the Company, Executive shall suffer a Disability (as defined below), and, to the extent permitted by law, the Company shall terminate Executive’s employment, the Company shall pay to Executive all compensation to which Executive is entitled through the last day of the month in which Executive has been determined to have a Disability, and, thereafter, there shall be no other obligations of the Company under this Agreement. Nothing in this Section 2(d) shall affect Executive’s rights under any disability plan in which she is a participant. For purposes of this Agreement, “Disability” shall mean (i) Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Executive’s receipt, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, of income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
     3. Termination of Employment Following Corporate Transition
          (a) Corporate Transition Defined. For purposes of this Agreement, a “Corporate Transition” shall include any of the following transactions to which the Company is a party: (A) a merger or consolidation in which the Company is not the surviving entity and securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a holder different from those who held such securities immediately prior to such merger; (B) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company; (C) any reverse merger in which the Company is the surviving entity but in which securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a holder(s) different from those who held such securities immediately prior to such merger; or (D) any cash dividend paid by the Company that, in the aggregate with all other dividends paid in any twelve month period, is greater than the combined earnings of the Company for the Company’s two fiscal years prior to such dividend payment date. In addition, a Corporate Transition shall also include a “Change in Control” as such term is defined in the Company’s 2008 Stock Incentive Plan. None of the foregoing events, however, shall be considered a Corporate Transition under this Agreement unless the event also qualifies as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time. Except as provided otherwise in this Section 3, in the event of a Corporate Transition, the provisions of Section 1 and Section 2(b) above shall not apply.
          (b) Acceleration of Vesting at Time of Corporate Transition. Should a Corporate Transition take place, all unvested shares of restricted stock granted to Executive, all unvested and unexercised options to purchase Company stock granted to Executive, and all other unvested equity awards under the 2008 Stock Incentive Plan or

Page 2 of Exhibit 10.2

similar employee benefit plan, in each case at the time of the Corporate Transition, shall become, immediately prior to such Corporate Transition, fully vested and, as applicable, exercisable.
          (c) Severance Benefits in the Event of Termination Following Corporate Transition. In the event of Executive’s termination, other than for Cause or by death or Disability, following a Corporate Transition, and upon receipt of a mutually satisfactory release of potential claims against the Company and any successor, Executive shall be entitled to the payments and benefits described in Sections 1(a) and 1(b) above. Such payments and benefits shall be conditioned upon Executive’s continued compliance with the material obligations described in this Agreement. Should Executive violate any such obligations, as determined by the Company in good faith, all further obligations shall cease.
     4. Termination Obligations
          (a) Return of Company’s Property. Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment, furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.
          (b) Representations and Warranties Survive Termination of Employment. The representations and warranties contained herein shall survive termination of Executive’s employment and expiration of this Agreement.
          (c) Cooperation in Pending Work. Following termination of Executive’s employment with the Company for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. Executive shall also cooperate in the defense of any litigation, whether judicial or administrative, brought by any third party against the Company that relates in any way to Executive’s knowledge, acts or omissions or duties while employed by the Company. If Executive’s cooperation in the defense of any such action requires more than ten (10) hours of Executive’s time, Executive and the Company shall agree on appropriate remuneration for Executive’s time and expenses.
          (d) Noncompetition. Executive acknowledges and agrees that during her employment with the Company, she has had, and will have, access to Confidential Information (as defined below) and the activities forbidden by this subsection would necessarily involve the improper use and disclosure of this Confidential Information. To forestall this use or disclosure, Executive agrees that during the period described in Section 1(a) or Section 3(c) when payments to Executive are being made, or for two years after the termination of Executive for Cause or by Disability, Executive shall not, directly or indirectly, (i) divert or attempt to divert from the Company (or any affiliate thereof) any business of any kind in which the Company (or any affiliate thereof) is engaged; (ii) employ or recommend for employment any person employed by the Company (or any affiliate thereof); or (iii) engage in any business activity that is competitive with the Company (or any affiliate thereof) in any state where the Company can demonstrate its intention to conduct business, unless Executive can prove that any of the above actions was done without the use of Confidential Information. In addition to the above restrictions on competitive activity, and regardless of whether any use of Confidential Information is involved, Executive agrees that during the payment period referred to in Section 1(a) or 3(c) Executive shall not, directly or indirectly, (i) solicit any customer of the Company (or any affiliate thereof) known to Executive (while she was employed by the Company) to have been a customer with respect to products or services competitive with products or services offered by the Company; or (ii) solicit for employment any person employed by the Company (or any affiliate thereof).
          (e) Restriction on Use of Proprietary and Confidential Information. Following termination of employment with the Company for any reason, Executive shall neither, directly or indirectly, use any Proprietary Information (as defined below) nor disclose any Confidential Information (as defined below), except as expressly and specifically authorized in writing by the Company. The disclosure or publication, whether to an individual employed by the Company or not, of any Proprietary Information, through literature, speeches or discussion, must be approved in advance in writing by the Company.

Page 3 of Exhibit 10.2

          (f) Proprietary and Confidential Information Defined. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company and its subsidiaries and affiliates, or any of their employees, clients, consultants, or business associates, which was produced by any employee of the Company or its subsidiaries or affiliates, in the course of his or her employment or otherwise produced or acquired by or on behalf of the Company or its subsidiaries or affiliates. All Proprietary Information not generally known outside of the Company’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to: (i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects; (ii) information about costs, profits, markets, and sales; (iii) customer lists, records of customer services, usages and requirements, sketches and diagrams of the Company’s or customers’ facilities, and similar records; (iv) business, marketing, and strategic plans; and (v) employee personnel files and compensation information. All information disclosed to Executive or to which Executive obtains access during Executive’s employment with the Company, or to which Executive obtains access by reason of her employment by the Company, that Executive has a reasonable basis to believe is or may be Confidential Information, shall be presumed to be Confidential Information. Executive should consult any Company procedures instituted to identify and protect certain types of Confidential Information, which are considered by the Company to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.
     5. 409A Provisions
          This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly; provided, however, that the Company makes no representation that the amounts or benefits payable under this Agreement will comply with Code Section 409A and makes no undertaking to prevent Code Section 409A from applying to any amounts or benefits payable under this Agreement, or to mitigate its effects on any amounts or benefits payable under this Agreement. The payment of any amounts or benefits under this Agreement shall be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which Executive would otherwise be entitled during the six (6) month period immediately following her termination of employment will be paid on the first business day following the expiration of such six (6) month period. For all purposes under this Agreement, “Termination Date”, “termination of employment” and “terminate(s)” shall mean the occurrence of a “separation from service” as that term is defined in Code Section 409A(a)(2)(A)(i) and Treas. Regs. Section 1.409A-1(h), and as amplified by any other official guidance.
     6. Notices
          All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company:
American Pacific Corporation
Attention: Chief Executive Officer
3883 Howard Hughes Parkway, Suite 700
Las Vegas, Nevada 89169
and addressed to Executive at Executive’s address as set forth on the signature page to this Agreement.
          Executive and the Company shall be obligated to notify the other party of any change in address. Notice of a change of address shall be effective only when made in accordance with this Section 6.
     7. Entire Agreement

Page 4 of Exhibit 10.2

          This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s rights to severance from the Company. Except for any stock option agreements, this Agreement supersedes all other prior and contemporaneous agreements and statements pertaining in any manner to its subject matter and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.
     8. Amendments, Waivers
          This Agreement and the terms and conditions herein may not be modified, amended, or waived except by an instrument in writing, signed by Executive and by the Company’s Chief Executive Officer pursuant to authorization of the Board of Directors or the Corporate Governance Committee thereof (or such other committee of the Board of Directors acting as the compensation committee of the Board of Directors). No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.
     9. Assignment; Successors and Assigns
          Executive agrees that she will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation or other legal entity, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. In the event of a change in ownership or control of the Company, the terms of this Agreement will remain in effect and shall be binding upon any successor in interest. Notwithstanding and subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.
     10. Severability; Enforcement
          If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.
     11. Governing Law
          The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Nevada.
     12. Arbitration
          Any claim or controversy between Executive and the Company or its successor arising under or in connection with this Agreement shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association and shall be the exclusive remedy for all arbitrable claims. The Company and Executive agree that arbitration shall be held in or near Clark County, Nevada, before an arbitrator licensed to practice law in the State of Nevada. The arbitrator shall have authority to award or grant legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. The Federal Arbitration Act shall govern the interpretation and enforcement of this section pertaining to arbitration.
          This Agreement to arbitrate shall survive termination of Executive’s employment with the Company.

Page 5 of Exhibit 10.2

          In any dispute arising under or in connection with this Agreement, the prevailing party shall be entitled to recover all costs and reasonable attorney’s fees.
          In the event Executive elects to file suit over a dispute covered by this Section 12, the Company shall have the option to seek an order from any court of competent jurisdiction, or proceed to defend the case filed by Executive, who agrees herein to waive trial by jury and proceed to a trial by judge without jury.
     13. Acknowledgment of Parties
          The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.
     14. Execution of Agreement
          This Agreement may be signed by the parties hereto in counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same agreement.

Page 6 of Exhibit 10.2

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AMERICAN PACIFIC CORPORATION
/s/ JOHN R. GIBSON
Name:	John R. Gibson
Title:	Chairman & CEO

/s/ DANA M. KELLEY
Name:	Dana M. Kelley
Address:	260 West Kimberly Drive Henderson, NV 89015

Page 7 of Exhibit 10.2